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Exhibit 5.1

February 9, 2005

(213) 229-7000	C 50538-00006

(213) 229-7520

K&F Industries, Inc.
600 Third Avenue
New York, NY 10016

  Re:
  K&F Industries, Inc.—Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to K&F Industries, Inc., a Delaware corporation (the "Issuer"), Aircraft Braking Systems Corporation, a Delaware corporation and a wholly-owned subsidiary of the Issuer ("ABSC"), Engineered Fabrics Corporation, a Delaware corporation and a wholly-owned subsidiary of the Issuer ("EFC") and Aircraft Braking Services, Inc., a Delaware corporation and wholly-owned subsidiary of ABSC ("ABSI" and together with ABSC and EFC, the "Guarantors"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of $315,000,000 aggregate principal amount of 7 3/4% Senior Subordinated Notes due November 15, 2014 (the "Exchange Notes"), which are to be guaranteed pursuant to guarantees (the "Guarantees") issued by the Guarantors.

        The Exchange Notes will be offered in exchange for like principal amounts of the Issuer's outstanding 7 3/4% Senior Notes due November 15, 2014 (the "Original Notes") pursuant to the Registration Rights Agreement, dated as of November 18, 2004 (the "Registration Rights Agreement"), among the Issuer and Lehman Brothers Inc., Goldman, Sachs & Co., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. The Registration Rights Agreement was executed in connection with the private placement of the Original Notes.

        The Original Notes and the Guarantees were issued and the New Notes will be issued pursuant to an Indenture, dated as of November 18, 2004, between K&F Acquisition, Inc., a Delaware corporation (as predecessor in interest to the Issuer, the "Predecessor") and U.S. Bank, National Association, as Trustee (as amended by that First Supplemental Indenture, dated as of November 18, 2004, between the Issuer (as permitted successor to Predecessor) and U.S. Bank, National Association, as Trustee and as further amended by that Second Supplemental Indenture, dated as of November 18, 2004, among the Guarantors, the Issuer and U.S. Bank National Association, as Trustee, the "Indenture"). The Exchange Notes and the Indenture are each governed under the internal laws of the State of New York, and are sometimes collectively referred to herein as the "Documents."

        In rendering this opinion, we have examined the Documents, and have also made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents, as we have considered necessary or appropriate for purposes of this opinion.

        In rendering this opinion, we have assumed:

        (a)   Each party to the Documents (i) is a validly existing corporation in good standing under the laws of its state of incorporation, (ii) has all requisite power and authority to execute, deliver and perform its obligations under the Documents, (iii) has duly authorized, by all necessary action on such party's part, the execution and delivery of each such Document and the performance of such obligations and (iv) has duly executed and delivered each such Document;

        (b)   Each of the Documents is the legal, valid and binding obligation of, and is enforceable against, each party thereto (other than the Issuer and the Guarantors, as to which the assumptions in this clause (b) do not apply) in accordance with its terms;

        (c)   The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and were duly authorized to execute and deliver such documents, the documents submitted to us as originals are authentic, and the documents submitted to us as certified or reproduction copies conform to the originals;

        (d)   There are no agreements or understandings between or among the Company and the Guarantors and other parties to the Documents, or third parties, that would expand, modify or otherwise affect the terms of the Documents or the respective rights or obligations of the parties thereunder;

        (e)   The proceeds from the sale of the Original Notes were applied as set forth in the Offering Memorandum dated November 5, 2004 relating to the offering of the Original Notes (the "Offering Memorandum"); and

        (f)    The issuance and delivery of the Exchange Notes and the Guarantees will not, at any time, violate any applicable law or result in a violation of any provision of any instrument or agreement then binding on the Issuer or any Guarantor or any restriction imposed by any court or governmental body having jurisdiction over the Issuer or any Guarantor.

        Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that:

          (i)    when issued in exchange for the Original Notes pursuant to the terms of the Indenture and the exchange offer described in the Registration Statement, the Exchange Notes will be legal, valid and binding obligations of the Issuer; and

          (ii)   each Guarantee is a legal, valid and binding obligation of the respective Guarantor.

        The foregoing opinions are subject to the following exceptions, qualifications and limitations:

            A.    Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors' generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

            B.    We express no opinion regarding the effectiveness (i) of any waiver (whether or not stated as such) under the Documents, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) of any waiver (whether or not stated as such) contained in the Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) of provisions relating to indemnification, exculpation or contribution, (iv) of any provisions of the Documents that may be construed as penalties or forfeitures; or (v) of any covenants (other than covenants relating to the payment of principal, interest, premium, indemnities and expenses) in the Indenture to the extent they are construed to be independent requirements as distinguished from conditions to the declaration or occurrence of a default or any event of default.

            C.    We express no opinion as to the effect on the enforceability of the Guarantees against the Guarantors of any facts or circumstances that would constitute a defense to the obligation of a guarantor or surety, unless such defense has been waived effectively by the Guarantors.

            D.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America, and this opinion is limited to the effect of the present state of the laws of the State of New York and the United States of America. We assume no obligation to revise or supplement this opinion in the event of changes in such laws or the interpretations thereof or in the event of changes in such facts.

            F.     We express no opinion as to the applicability to, or the effect of noncompliance by, the holders of the Exchange Notes or the Trustee with any state or federal laws applicable to the transactions contemplated by the Documents because of the nature of the business of such party.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                      Very truly yours,

                      /s/ GIBSON, DUNN & CRUTCHER LLP

                      GIBSON, DUNN & CRUTCHER LLP

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  Exhibit 5.1